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GAMCO INVESTORS, INC.
One Corporate Center
Rye, New York 10580
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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on May 7, 2008
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We cordially invite you to attend the Annual Meeting of Shareholders of GAMCO Investors, Inc. at the Greenwich Library, 101 West Putnam Avenue, Greenwich, CT 06830, on Wednesday, May 7, 2008, at 8:30 a.m. At the meeting, we will ask shareholders to:

1.	Elect a Board of seven directors;

2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2008; and

3.	Vote on any other business which properly comes before the meeting.

At the meeting, we will also review our 2007 financial results and outlook for the future. We will be available to answer your questions.

Shareholders of record at the close of business on March 31, 2008 are entitled to vote at the meeting or any adjournments or postponements thereof. Please read the attached proxy statement carefully and vote your shares promptly whether or not you are able to attend the meeting.

We encourage all shareholders to attend the meeting.

By Order of the Board of Directors

DOUGLAS R. JAMIESON
President and Chief Operating Officer

April 23, 2008

GAMCO INVESTORS, INC.
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PROXY STATEMENT
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ANNUAL MEETING OF SHAREHOLDERS
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May 7, 2008
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INTRODUCTION; PROXY VOTING INFORMATION

Unless we have indicated otherwise, or the context otherwise requires, references in this report to “GAMCO Investors, Inc.,” “GAMCO,” “the Company,” “GBL,” “we,” “us” and “our” or similar terms are to GAMCO Investors, Inc., its predecessors and its subsidiaries.

We are sending you this proxy statement and the accompanying proxy card in connection with the solicitation of proxies by the Board of Directors of GAMCO Investors, Inc. for use at our 2008 Annual Meeting of Shareholders (“the Annual Meeting”) and at any adjournments or postponements thereof. The purpose of the meeting is to elect directors, ratify the appointment of the Company’s independent registered public accounting firm and act upon any other matters properly brought to the meeting. We sent you this proxy statement, the proxy card, and our 2007 Annual Report to Shareholders (containing our financial statements and other financial information for the year ended December 31, 2007) on or about April 23, 2008. The Annual Report, however, is not part of the proxy solicitation materials.

Shareholders of record at the close of business on March 31, 2008, the record date, are entitled to notice of and to vote at the Annual Meeting. On this record date, we had outstanding 7,801,831 shares of Class A Common Stock, par value $.001 per share (“Class A Stock”), and 20,626,644 shares of Class B Common Stock, par value $.001 per share (“Class B Stock”).

The presence, in person or by proxy, of a majority of the aggregate voting power of the shares of Class A Stock and Class B Stock outstanding on March 31, 2008 shall constitute a quorum for the transaction of business at the Annual Meeting. The Class A Stock and Class B Stock vote together as a single class on all matters. Each share of Class A Stock is entitled to one vote per share and each share of Class B Stock is entitled to ten votes per share. Directors who receive a plurality of the votes cast at the Annual Meeting by the holders of Class A Stock and Class B Stock outstanding on March 31, 2008, voting together as a single class, are elected to serve until the 2009 Annual Meeting or until their successors are duly elected and qualified. Any other matters will be determined by a majority of the votes cast at the Annual Meeting. Abstentions and broker non-votes will count for purposes of establishing a quorum, but will not count as votes cast or on any matter. Accordingly, abstentions and broker non-votes will have no effect on the proposal to ratify Ernst & Young LLP as GAMCO’s independent registered public accounting firm.

We will pay for the costs of soliciting proxies and preparing the meeting materials. We ask securities brokers, custodians, nominees and fiduciaries to forward meeting materials to our beneficial shareholders as of the record date, and will reimburse them for the reasonable out-of-pocket expenses they incur. Our directors, officers and staff members may solicit proxies personally or by telephone, facsimile, e-mail or other means, but will not receive additional compensation.

If you are the beneficial owner, but not the record holder, of shares of our Class A Stock, your broker, custodian or other nominee may only deliver one copy of this proxy statement and our 2007 Annual Report to multiple shareholders who share an address unless that nominee has received contrary instructions from one or more of the shareholders. We will deliver promptly, upon written or oral request, a separate copy of this proxy statement and our 2007 Annual Report to a shareholder at a shared address to which a single copy of the documents was delivered. A shareholder who wishes to receive a separate copy of the proxy statement and annual report, now or in the future, should submit this request by writing to our Secretary at GAMCO Investors, Inc., One Corporate Center, Rye, NY 10580-1422 or by calling him at (914) 921-3700. Beneficial owners sharing an address who are receiving multiple copies of proxy materials and annual reports and who wish to receive a single copy of such materials in the future will need to contact their broker, custodian or other nominee to request that only a single copy of each document be mailed to all shareholders at the shared address in the future.

The Board of Directors has selected each of Mario J. Gabelli, Douglas R. Jamieson and Christopher J. Michailoff to act as proxies. When you sign and return your proxy card, you appoint each of Messrs. Mario Gabelli, Jamieson and Michailoff as your representatives at the meeting. You may revoke your proxy at any time before the meeting by delivering a letter of revocation to our Secretary at GAMCO Investors, Inc., One Corporate Center, Rye, NY 10580-1422, by properly submitting another proxy bearing a later date or by voting in person at the meeting. The last proxy properly submitted by you is the one that will be counted.

Brokerage firms have the authority under New York Stock Exchange rules to vote their clients’ unvoted shares on certain routine matters, one of which is the election of directors. If you do not vote your proxy, your brokerage firm may choose to vote for you or leave your shares unvoted. We urge you to respond to your brokerage firm to ensure that your proxy voting instructions are followed.

ELECTION OF DIRECTORS

Seven directors currently serve on our Board of Directors. Our Nominating Committee recommended, and the Board approved, the nomination of each of our seven directors for election to the Board to hold office until the next annual meeting of shareholders and until their respective successors are duly elected and qualified. Directors who receive a plurality of the votes cast at the meeting shall be elected.

All properly executed proxies received in time to be tabulated for the meeting will be voted FOR the election of the nominees named below, unless otherwise indicated on the proxy. If any nominee becomes unable or unwilling to serve between now and the meeting, your proxies may be voted FOR the election of a replacement designated by the Board of Directors.

The Nominees

The following are brief biographical sketches of the seven nominees. All of the nominees are currently directors. Unless otherwise noted, they have been officers of the organizations named below or of affiliated organizations as their principal occupations for more than five years.

The Board of Directors recommends that you vote “FOR” all of the following nominees:

Mario J. Gabelli, age 65, has served as Chairman, Chief Executive Officer, Chief Investment Officer — Value Portfolios and a director of the Company since November 1976. In connection with those responsibilities, he serves as director or trustee of registered investment companies managed by the Company and its affiliates (“Gabelli Funds”). Mr. Gabelli serves as Chairman of LICT Corporation, a public company engaged in multimedia and other services, Chairman of CIBL, Inc., a holding company with operations in broadcasting and wireless telecommunications, and Chairman and Chief Executive Officer of Morgan Group Holdings, Inc., a public holding company.  In addition, Mr. Gabelli is the Chief Executive Officer of GGCP, Inc., a private company which owns a majority of our Class B Stock, and the Chairman of MJG Associates, Inc., which acts as a general partner or investment manager of various investment funds and other accounts. Mr. Gabelli serves on the advisory boards of Caymus Partners LLC, HealthpointCapital, LLC and van Biema Value Fund, LP. He also serves as Overseer of Columbia University Graduate School of Business; Trustee of Boston College, Roger Williams University and Winston Churchill Foundation; Director of the National Italian American Foundation, The American-Italian Cancer Foundation, The Foundation for Italian Art & Culture and the Mentor/National Mentoring Partnership; and Chairman, Patron’s Committee for the Immaculate Conception School.

Raymond C. Avansino, Jr., age 64, has been a director since January 2008. Mr. Avansino has been the Chairman of the Board and Chief Executive Officer of the E.L. Wiegand Foundation of Reno, Nevada, a Nevada private charitable trust, since 1982.  He is counsel to the Nevada law firm of Avansino, Melarkey, Knobel, and Mulligan, a firm he founded in 1973.  Mr. Avansino is the President of Miami Oil Producers, Inc., a corporation with investments in oil and gas properties, real properties and securities.  He served as President and Chief Operating Officer of Hilton Hotels Corporation from 1993 to 1996, and was a member of the Nevada Gaming Commission from 1981 to 1984,  Mr. Avansino serves as a Commissioner of the Nevada State Athletic Commission.  Mr. Avansino was a director of the Company from 2000 to 2006.

Edwin L. Artzt, age 78, has been a director of the Company since May 2004. Mr. Artzt has served as a senior advisor to GGCP, Inc. since September 2003 and was a senior advisor to Kohlberg, Kravis, Roberts & Co., a private equity firm, from April 2001 to April 2008. He was the Chairman of the Board and Chief Executive Officer of The Procter & Gamble Company, a global manufacturer of consumer products, from 1990 until 1995. He also served as the senior director of Barilla S.p.A. Italy from 1995 until 1998. Mr. Artzt is a former director (retired) of American Express, Delta Airlines and GTE.

Richard L. Bready, age 63, has been a director of the Company since May 2006. Mr. Bready has been Chairman and Chief Executive Officer of Nortek, Inc., a manufacturer and distributor of building products for residential and commercial applications, since December 1990. He joined Nortek, Inc. in 1975 as Treasurer, was elected a director in 1976 and was elected Executive Vice President and Chief Operating Officer in 1979. Prior to joining Nortek, Inc., Mr. Bready was an independent financial consultant and an audit manager with a major public accounting firm. He serves on the Board of Directors/Trustees of Professional Facilities Management, Inc.; Newport International Film Festival; Providence Performing Arts Center; Rhode Island Public Expenditure Council (RIPEC); the National Conference of Christians and Jews; the YMCA of Greater Providence; Saint Anslem College; Chairman of Roger Williams University; and is a Trustee Emeritus of Trinity Repertory Company. Mr. Bready also serves on the Advisory Board of Sterling Investment Partners. He is a Corporation Member and serves on the National Council, Alumni Executive Forum and Audit Committee of Northeastern University. Mr. Bready is a Corporation Member of Rhode Island Hospital and Johnson & Wales University.
John D. Gabelli, age 64, has been a director of the Company since February 2004. Mr. Gabelli has been a Senior Vice President of GAMCO Asset Management Inc., a wholly owned subsidiary of the Company, since 1981. He serves as President of John Gabelli Inc., a general partner of Manhattan Partners I, L.P. and Manhattan Partners II, L.P., which are investment partnerships. He serves as a director or trustee for ten of the Gabelli Funds. John Gabelli is the brother of Mario Gabelli.

Eugene R. McGrath, age 66, has been a director of the Company since January 2007. Mr. McGrath served as Chairman, President and Chief Executive Officer of Consolidated Edison, Inc. (“Con. Edison”), a public utility company, from October 1997 until September 2005 and Chairman until February 2006. He has served as Chairman and Chief Executive Officer of Con. Edison’s subsidiary, Consolidated Edison Company of New York, Inc., since September 1990. Mr. McGrath is on the Board of Directors of Con Ed, AEGIS Insurance Services, Schering-Plough and The Wildlife Conservation Society.

Robert S. Prather, Jr., age 63, has been a director of the Company since May 2004. Mr. Prather has been the President and Chief Operating Officer of Gray Television, Inc., a television broadcast company, since September 2002. He was an Executive Vice President of Gray Television from 1996 until September 2002. Mr. Prather is also a director of Gray Television, Inc. He has served as Chairman of the Board at Triple Crown Media, Inc., a publishing and communication company, since December 2005. He has also served as Chief Executive Officer and director of Bull Run Corporation, a sports and affinity marketing and management company from 1992 until its merger into Triple Crown Media, Inc. in 2005. Mr. Prather is also on the Board of Directors of Nioxin Research Laboratories, Inc., Georgia World Congress Center, Draper Holdings Business Trust, Enterprise Bank, and Swiss Army Brands, Inc.

The Board of Directors has established guidelines that it uses in determining director independence that are based on the director independence standards of the New York Stock Exchange. A copy of these guidelines can be found as Exhibit A. These guidelines are also attached to the Board’s Corporate Governance Guidelines, which are available on our web site at www.gabelli.com. A copy of these guidelines may also be obtained upon request from our Secretary. In making its determination with respect to Mr. Prather, the Board considered that the investment advisory subsidiaries of the Company collectively own on behalf of their investment advisory clients approximately 6% of the Class A Common Stock and 10% of the Common Stock of Gray Television, Inc. and 11% of the Common Stock of Triple Crown Media, Inc. This ownership represents approximately 7% and 11% of the total voting power of Gray Television, Inc. and Triple Crown Media, Inc., respectively. Mr. Prather serves as President and Chief Operating Officer and a director of Gray Television, Inc. and Chairman of the Board of Triple Crown Media, Inc. The Board further considered the difficulty the Company would encounter in attempting to unilaterally affect the management of Gray Television, Inc. or Triple Crown Media, Inc. through the use of its voting power. In making its determination with respect to Mr. Avansino, the Board considered that he has a daughter who works for the Company in a non-executive role.  With respect to these relationships, the Board considered Mssers Avansino’s and Prather’s lack of economic dependence on the Company and other personal attributes that need to be possessed by independent-minded directors. Based on these guidelines and considerations, the Board concluded that the following directors were independent and determined that none of them had a material relationship with us which would impair his ability to act as an independent director: Messrs. Avansino, Bready, McGrath and Prather.

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee of the Board has appointed Ernst & Young LLP (“Ernst & Young”) as the Company’s independent registered public accountants for the year ended December 31, 2008.  Services provided to the Company and its subsidiaries by Ernst & Young in 2007 are described herein.

We are asking our shareholders to ratify the selection of Ernst &  Young.  Although the Company is not required to seek ratification of its accountants, the Board believes that such submission is consistent with best practices in corporate governance and is an opportunity for shareholders to provide direct feedback to the Board of Directors on an important issue of corporate governance.  In the event that the shareholders do not approve the selection of Ernst & Young, the Audit Committee will reconsider the selection of Ernst & Young.

The Board recommends that shareholders vote FOR ratification of Ernst & Young as the Company’s independent registered public accountants for the year ended December 31, 2008.

The Board of Directors and Committees

During 2007, there were six meetings of the Board of Directors. Our Board of Directors has an Audit Committee, a Compensation Committee, a Governance Committee and a Nominating Committee. We are deemed to be a “controlled company” as defined by the corporate governance standards of the New York Stock Exchange by virtue of the fact that GGCP, Inc. holds more than 50% of the voting power. As a result, we are exempt from the corporate governance standards of the New York Stock Exchange requiring that a majority of the Board of Directors be independent and that all members of the Nominating and Compensation Committees be independent.

Our non-management directors meet, without any management directors or employees present, immediately after our regular quarterly Board meetings. At least once each year, our independent directors meet in executive session. Mr. Prather chairs the meetings of our non-management and independent directors.

The Audit Committee regularly meets with our independent registered public accounting firm to ensure that satisfactory accounting procedures are being followed and that internal accounting controls are adequate, reviews fees charged by the independent registered public accounting firm and selects our independent registered public accounting firm. Messrs. Avansino, Bready, McGrath and Prather,  each of whom is an independent director as defined by the corporate governance standards of the New York Stock Exchange and the Company’s guidelines as set forth in Exhibit A, are members of the Audit Committee. Mr. Prather meets the standards of an “audit committee financial expert,” as defined by Item 401(h) of Regulation S-K, as promulgated under the Securities Act of 1933. The Audit Committee met seven times during 2007. A copy of the Audit Committee’s charter is posted on our web site at www.gabelli.com. A shareholder may also obtain a copy of the charter upon request from our Secretary.

As will be further described in the Report of the Compensation Committee, this committee reviews the amounts paid to the chief executive officer for compliance with the terms of his employment agreement and generally reviews benefits and compensation for the other executive officers. It also administers our Stock Award and Incentive Plan. Messrs. Bready and Prather, each of whom is an independent director, are the members of the Compensation Committee. The Compensation Committee met twice during 2007. A copy of the Compensation Committee’s charter is posted on our web site at www.gabelli.com. A shareholder may also obtain a copy of the charter upon request from our Secretary.

The Governance Committee advises the Board on governance policies and procedures. Messrs. Bready and Prather, each of whom is an independent director, are the members of the Governance Committee.  A copy of the Governance Committee’s charter is posted on our web site at www.gabelli.com. A shareholder may also obtain a copy of the charter upon request from our Secretary.

The Nominating Committee advises the Board of Directors on the selection and nomination of individuals to serve as directors of GAMCO. Nominations for director, including nominations for director submitted to the committee by shareholders, are evaluated according to our needs and the nominee’s knowledge, experience and background. Messrs. Mario Gabelli and John Gabelli  are the members of the Nominating Committee. Messrs. Mario Gabelli and John Gabelli are not independent directors as defined by the corporate governance standards of the New York Stock Exchange. The Nominating Committee met once in 2007. A copy of the Nominating Committee’s charter is posted on our web site at www.gabelli.com. A shareholder may also obtain a copy of the charter upon request from our Secretary.

The Nominating Committee, in light of the fact that GGCP, Inc. holds more than 50% of the voting power, does not have a formal policy by which shareholders may recommend director candidates but will consider appropriate candidates recommended by shareholders. A shareholder wishing to submit such a recommendation should send a letter to our Secretary at One Corporate Center, Rye, NY 10580 by December 31, 2008. The mailing envelope must contain a clear notation that the enclosed letter is a “Director Nominee Recommendation.” The letter must identify the author as a shareholder and provide a brief summary of the candidate’s qualifications. At a minimum, candidates recommended for election to the Board of Directors must meet the independence standards of the New York Stock Exchange as well as any criteria used by the Nominating Committee.

During 2007, each director attended at least 75% of the meetings of the Board and the Board committees of which he was a member. The Board does not have a policy regarding directors’ attendance at our annual meetings.   All of the directors attended our 2007 Annual Meeting of Shareholders.

Compensation of Directors

Mr. Mario Gabelli receives no compensation for serving as a director of the Company. The directors other than Mr. Mario Gabelli receive annual cash retainers and meeting fees as follows:

Board Member	$50,000
Audit and Compensation Committee Chairman	$10,000
Attendance in person at Board or Committee Meeting	$2,500
Attendance by telephone at Board or Committee Meeting	$2,500

Directors are also eligible to receive stock options. In February 1999, Mr. Pöhl was granted an option to purchase 10,000 shares of Class A Stock at an exercise price of $16.275 per share. In February 2000, Mr. Ferrara was granted an option to purchase 10,000 shares of Class A Stock at an exercise price of $16.00 per share. In May 2004, Messrs. Artzt, Prather and Tese were each granted an option to purchase 10,000 shares of Class A Stock at an exercise price of $39.65. In November 2005, Mr. John Gabelli was granted an option to purchase 10,000 shares of Class A Stock at an exercise price of $44.90 per share. In May 2006, Mr. Bready was granted an option to purchase 10,000 shares of Class A Stock at an exercise price of $39.55 per share. In February 2007, Mr. McGrath was granted an option to purchase 10,000 shares of Class A stock at an exercise price of $39.90 per share.

 All of the directors’ stock options were granted at 100% of fair market value on the date of grant and have a ten-year term. The options for GAMCO’s directors become exercisable with respect to 75% of the shares after three years from the date of grant and with respect to 100% of the shares after four years from the date of grant.

One of the directors, Mr. John Gabelli, was also granted restricted stock awards during 2007.  These become vested with respect to 30% of the shares after three years from the date of grant and with respect to 100% of the shares after five years from the date of the grant.

  The following table provides compensation information for 2007 for each non-management member of our Board of Directors.  Mr. John C. Ferrara, who is not shown in this table, was a non-management member of the Board for that portion of the year after he resigned his position as Interim Chief Financial Officer.  His 2007 compensation is shown in the Summary Compensation Table herein.

                                    Director Compensation Table for 2007
Name	Fees Earned or Paid in Cash ($)	Option Awards ($)		Restricted Stock Awards ($)		All Other Compensation ($)		Total ($)
Edwin L. Artzt	62,500	-0-		-0-		-0-		62,500
Richard L. Bready	77,500	36,375	(a)	-0-		-0-		113,875
John D. Gabelli	62,500	46,836	(b)	2,540	(c)	516,869	(d)	628,745
Eugene McGrath	55,417	31,510	(e)	-0-		-0-		86,927
Karl Otto Pöhl (g)	60,000	-0-		-0-		210,965	(f)	270,965
Robert S. Prather, Jr.	95,000	-0-		-0-		-0-		95,000
Vincent S. Tese (g)	92,500	-0-		-0-		-0-		92,500

(a)
Mr. Bready was granted 10,000 options on May 8, 2006 with a grant date fair value of $39.55 per share, equal to the close of GBL stock on that day. This column reflects the dollar amount of compensation expense recognized for financial statement reporting purposes for fiscal year ended December 31, 2007 in accordance with FAS 123(R).  See Note F to our 2007 Annual Report on Form 10-K  for assumptions used in the valuation of these awards.  As of December 31, 2007, Mr. Bready owned 10,000 outstanding options.

(b)
Mr. John Gabelli was granted 10,000 options on November 15, 2005 with a grant date fair value of $44.90 per share, equal to the close of GBL stock on that day. This column reflects the dollar amount of compensation expense recognized for financial statement reporting purposes for fiscal year ended December 31, 2007 in accordance with FAS 123(R).  See Note F to our 2007 Annual Report on Form 10-K for assumptions used in the valuation of these awards.  As of December 31, 2007, Mr. John Gabelli owned 10,000 outstanding options.

(c)
Mr. John Gabelli was granted 2,000 restricted stock awards with an effective grant date, under FAS 123(R) and FSP 123(R)-2, of December 20, 2007 and with a grant date fair value of $63.50 per share, equal to the close of GBL stock on that day.  This column reflects the dollar amount of compensation expense recognized for financial statement reporting purposes for fiscal year ended December 31, 2007 in accordance with FAS 123(R).  See Note F to our 2007 Annual Report on Form 10-K for assumptions used in the valuation of these awards.  As of December 31, 2007, Mr. John Gabelli owned 2,000 outstanding restricted stock awards.

(d)
Mr. John Gabelli, who is employed by one of our subsidiaries in a sales and marketing role, received $516,869 in incentive-based variable compensation based on the revenues generated by certain investment advisory clients for which he serves as relationship manager. His total compensation may be summarized as follows:

Director Fees ($)	Director Option Award ($)	Total Director Compensation ($)	Relationship Manager Compensation ($)	Employee Restricted Stock Award ($)	Total ($)
62,500	46,836	109,336	516,869	2,540	628,745

(e)
 Mr. McGrath was granted 10,000 options on February 6, 2007 with a grant date fair value of $39.90 per share, equal to the close of GBL stock on that day. This column reflects the dollar amount of compensation expense recognized for financial statement reporting purposes for fiscal year ended December 31, 2007 in accordance with FAS 123(R).  See Note F to our 2007 Annual Report on Form 10-K for assumptions used in the valuation of these awards. As of December 31, 2007, Mr. McGrath owned 10,000 outstanding options.

(f)
Mr. Pöhl was paid a $200,000 annual retainer for his availability and services to GAMCO and its Board.  He also received $10,965  in perquisites during 2007.  These consisted of travel expenses reimbursed to him related to his spouse accompanying him during a business-related trip.

(g)	Messrs. Pöhl and Tese both resigned in December 2007 from the Board of Directors.

Communications with the Board of Directors

Shareholders or other interested parties who wish to communicate with the Board of Directors, the non-management or independent directors, or a particular director may send a letter to our Secretary at One Corporate Center, Rye, NY 10580. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Board Communication” or “Director Communication.” All such letters must identify the author and clearly state whether the intended recipients are all members of the Board or just certain specified individual directors. The Secretary will make copies of all such letters and circulate them to the appropriate director or directors.

Code of Business Conduct

We have adopted a Code of Business Conduct (the “Code of Conduct”) that applies to all of our officers, directors and staff members with additional requirements for our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The Code of Conduct is posted on our web site at www.gabelli.com. Any shareholder may also obtain a copy of the Code of Conduct upon request. Shareholders may address a written request for a printed copy of the Code of Conduct to our Secretary at GAMCO Investors, Inc., One Corporate Center, Rye, New York 10580-1422. We intend to satisfy the disclosure requirement regarding any amendment to, or a waiver of, a provision of the Code of Conduct by posting such information on our web site.

Transactions with Related Persons

Our Board has adopted written procedures governing the review, approval or ratification of any transactions with related persons required to be reported in this proxy statement. The procedures require that all related party transactions, other than certain pre-approved categories of transactions, be reviewed and approved by our Governance Committee or the Board of Directors. Under the procedures, directors may not participate in any discussion or approval of related party transactions in which they or a member of their immediate family is a related person, except that they shall provide information concerning the transaction. Only transactions that are found to be in the best interests of the Company will be approved.

Currently, we have a number of policies and procedures addressing conflicts of interest. Our Code of Conduct addresses the responsibilities of our officers, directors and staff to disclose conflicts of interest to our Legal/Compliance Department, which determines whether the matter constitutes a related party transaction that should be reviewed by our Governance Committee or Board of Directors. Generally, matters involving employer-employee relationships including compensation and benefits, ongoing arrangements that existed prior to our initial public offering and financial service relationships including investments in our funds are not presented for review, approval or ratification by our Governance Committee or Board of Directors.

Furthermore, our Certificate of Incorporation provides that no contract, agreement, arrangement or transaction, or any amendment, modification or termination thereof, or any waiver of any right thereunder, (each, a “Transaction”) between GAMCO and:

(i) Mr. Mario Gabelli, any member of his immediate family who is at the time an officer or director of GAMCO and any entity in which one or more of the foregoing beneficially own a controlling interest of the outstanding voting securities or comparable interests (a “Gabelli”),

(ii) any customer or supplier,

(iii) any entity in which a director of GAMCO has a financial interest (a “Related Entity”), or

(iv) one or more of the directors or officers of GAMCO or any Related Entity;

will be voidable solely because any of the persons or entities listed in (i) through (iv) above are parties thereto, if the standard specified below is satisfied.

Further, no Transaction will be voidable solely because any such directors or officers are present at or participate in the meeting of the Board of Directors or committee thereof that authorizes the Transaction or because their votes are counted for such purpose, if the standard specified is satisfied. That standard will be satisfied, and such Gabelli, the Related Entity, and the directors and officers of GAMCO, or the Related Entity (as applicable) will be deemed to have acted reasonably and in good faith (to the extent such standard is applicable to such person’s conduct) and fully to have satisfied any duties of loyalty and fiduciary duties they may have to GAMCO and its shareholders with respect to such Transaction if any of the following four requirements are met:

(i) the material facts as to the relationship or interest and as to the Transaction are disclosed or known to the Board of Directors or the committee thereof that authorizes the Transaction, and the Board of Directors or such committee in good faith approves the Transaction by the affirmative vote of a majority of the disinterested directors on the Board of Directors or such committee, even if the disinterested directors are less than a quorum;

(ii) the material facts as to the relationship or interest and as to the Transaction are disclosed or known to the holders of Voting Stock entitled to vote thereon, and the Transaction is specifically approved by vote of the holders of a majority of the voting power of the then outstanding Voting Stock not owned by such Gabelli or such Related Entity, voting together as a single class;

(iii) the Transaction is effected pursuant to guidelines that are in good faith approved by a majority of the disinterested directors on the Board of Directors or the applicable committee thereof or by vote of the holders of a majority of the then outstanding voting Stock not owned by such Gabelli or such Related Entity, voting together as a single class; or

(iv) the Transaction is fair to GAMCO as of the time it is approved by the Board of Directors, a committee thereof or the shareholders of GAMCO.

The Certificate of Incorporation also provides that any such Transaction authorized, approved, or effected, and each of such guidelines so authorized or approved, as described in (i), (ii) or (iii) above, will be deemed to be entirely fair to GAMCO and its shareholders, except that, if such authorization or approval is not obtained, or such Transaction is not so effected, no presumption will arise that such Transaction or guideline is not fair to GAMCO and its shareholders. In addition, the Certificate of Incorporation provides that a Gabelli will not be liable to GAMCO or its shareholders for breach of any fiduciary duty that a Gabelli may have as a shareholder of GAMCO by reason of the fact that a Gabelli takes any action in connection with any transaction between such Gabelli and GAMCO. For purposes of these provisions, interests in an entity that are not equity or ownership interests or that constitute less than 10% of the equity or ownership interests of such entity will not be considered to confer a financial interest on any person who beneficially owns such interests.

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee consists of Messrs. Bready and Prather. Neither of these individuals has ever been an officer or employee of the Company. During 2007, none of our executive officers served on the board of directors or compensation committee of any entity that employed any member of our Compensation Committee or served on the compensation committee of any entity that employed any member of our Board of Directors.

INFORMATION REGARDING EXECUTIVE OFFICERS

Biographical information for Mr. Mario Gabelli appears above. Brief biographical sketches of our other executive officers are set forth below.

Douglas R. Jamieson, age 53, has served as President and Chief Operating Officer of the Company since August 2004. He has served as President or Chief Operating Officer of GAMCO Asset Management Inc. (a wholly-owned subsidiary of the Company) since 1986 and as a director of GAMCO Asset Management Inc. since 1991. Mr. Jamieson also serves as President and a director of Gabelli Securities, Inc. and a director of Teton Advisors, Inc. and GAMCO Asset Management (Singapore) Pte. Ltd. Mr. Jamieson also serves as a director of several Investment Partnerships that are managed by Gabelli Securities, Inc. Mr. Jamieson was an investment analyst with Gabelli & Company, Inc. from 1981 to 1986. He has been a director of GGCP, Inc. since December 2005.

Bruce N. Alpert, age 56, has served as Executive Vice President and Chief Operating Officer of Gabelli Funds, LLC or its predecessor since June 1988. Mr. Alpert is an officer of all of the Gabelli/GAMCO Funds. Mr. Alpert is also President and a director of Teton Advisors, Inc. and Gabelli Fixed Income, Inc. From 1986 until June 1988, he worked at the InterCapital Division of Dean Witter as Vice President and Treasurer of the mutual funds sponsored by Dean Witter. From 1983 through 1986, he worked at Smith Barney Harris Upham & Co. as Vice President in the Financial Services Division and as Vice President and Treasurer of the mutual funds sponsored by Smith Barney. Mr. Alpert also was an Audit Manager and Specialist at Price Waterhouse in the Investment Company Industry Services Group for three years at which he served from 1975 through 1983. Mr. Alpert is a Certified Public Accountant.

Henry G. Van der Eb, age 63, has served as Senior Vice President of the company since August 2004 and is a senior advisor to management in all aspects of our business. He has served as a Senior Vice President with Gabelli Funds, LLC and GAMCO Asset Management Inc. since October 1999, when he joined the company after managing his privately held investment advisory firm which was acquired by the company in October 1999. Mr. Van der Eb is a portfolio manager for the company and is a Chartered Financial Analyst.

Kieran Caterina, age 34, has served as Acting Co-Chief Financial Officer of the Company since July 2007.  Since January 2007 he has served as Vice President and Chief Accounting Officer of the Company and  since January 2002 as Controller.  Mr. Caterina has also served as the Chief Financial Officer of Gabelli Securities, Inc. since October 2006.  He joined the Company in March 1998 as a staff accountant.

Diane M. LaPointe, age 50, has served as Acting Co-Chief Financial Officer of the Company since July 2007.  Ms. LaPointe joined the Company in 2004 and has served as Vice President and Controller of Gabelli Securities, Inc. since that time. Ms. LaPointe also serves as the Financial and Operations Principal of Gabelli & Company, Inc. Prior to joining the Company, Ms. LaPointe was the Chief Financial Officer and Treasurer of Security Capital Corporation from 2003 to 2004 and its Controller and Assistant Treasurer from 2001 to 2003.  From 1992 to 2001, she was on a career sabbatical raising her children while concurrently serving on several private non-profit boards and as a financial consultant.  From 1985 to 1992, Ms. LaPointe held several senior financial positions at Ultramar PLC, including 4 years as their Director of Worldwide Financial Reporting.  From 1983 to 1985, she served as the Manager of Financial Reporting for North American Operations for Plessey PLC.  From 1979 to 1983, she was on the audit staff of Peat, Marwick, Mitchell, & Co., a predecessor firm of KPMG.  Ms. LaPointe is a Certified Public Accountant.

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table.  The following table summarizes the compensation of our principal executive officer all individuals serving as our principal financial officer during any part of 2007, and our three highest compensated executive officers. during 2007:

Summary Compensation Table for 2007
Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonquailified Deferred Compensation Earnings ($)		All Other Compensation ($)		Total ($)
Mario J. Gabelli	2007	-0-	(a)	-0-	(b)	-0-		-0-	-0-	-0-		70,931,633	(c)	70,931,633
Chairman of the Board,	2006	-0-	(a)	-0-	(b)	-0-		-0-	-0-	-0-		57,874,776	(c)	57,874,776
Chief Executive Officer and Chief Investment Officer-Value Portfolios
Douglas R. Jamieson	2007	300,000		300,000	(d)	20,320	(l)	-0-	-0-	1,680	(f)	4,259,465	(g)	4,881,465
President and	2006	300,000		300,000	(d)	-0-		-0-	-0-	25,447	(f)	3,726,942	(g)	4,352,389
Chief Operating Officer
James E. McKee	2007	300,000		300,000	(e)	7,620	(l)	-0-	-0-	3,707	(f)	-0-		611,327
Vice President, General	2006	300,000		300,000	(e)	-0-		-0-	-0-	33,606	(f)	-0-		633,606
Counsel and Secretary
Bruce N. Alpert	2007	300,000		300,000	(d)	6,350	(l)	-0-	-0-	1,680	(f)	15,778	(h)	623,808
Executive Vice President	2006	300,000		300,000	(d)	-0-		-0-	-0-	16,803	(f)	13,972	(h)	630,775
and Chief Operating Officer of Gabelli Funds, LLC
Kieran Caterina (i)	2007	225,000		150,000	(j)	6,350	(l)	-0-	-0-	198	(f)	-0-		381,548
Vice President and Acting Co-Chief Financial Officer
Diane M. LaPointe (i)	2007	157,500		150,000	(j)	6,350	(l)	-0-	-0-	-0-		-0-		313,850
Vice President and Acting Co-Chief Financial Officer
John C. Ferrara	2007	-0-		-0-		-0-		-0-	-0-	-0-		685,000	(k)	685,000
Former Interim Chief	2006	-0-		-0-		-0-		-0-	-0-	-0-		627,500	(k)	627,500
Financial Officer

(a)	Mr. Gabelli received no fixed salary. Refer to footnote (c).

(b)	Mr. Gabelli received no bonus. Refer to footnote (c).

(c)	Mr. Gabelli’s remuneration for 2007 and 2006 was comprised of the following:
	Incentive Management Fee as CEO and Other of GAMCO* ($)	Portfolio Manager and Other Variable Remuneration ($)	Perquisites ($)	Total Remuneration ($)
2007	13,010,900	57,920,733	-0-	70,931,633
2006	13,225,390	44,622,398	26,988	57,874,776

* As described in the Compensation Discussion and Analysis herein.

Represents: (i) $13,010,900 (net of $1,451,827 reallocation to Mr. Jamieson) and $13,225,390 for 2007 and 2006, respectively, representing the incentive-based management fee (10% of GAMCO’s pre-tax profits);  (ii) $19,391,109 and $14,762,702 for 2007 and 2006, respectively, for acting as portfolio manager and/or attracting and providing client service to a large number of GAMCO’s separate accounts; (iii) $20,500,738 and $18,111,900 for 2007 and 2006, respectively, for creating and acting as portfolio manager of several open-end Gabelli Funds; (iv) $16,722,983 and $9,997,477 for 2007 and 2006, respectively, for creating and acting as portfolio manager of the closed-end Gabelli Funds; (v) $1,305,903 and $1,750,319 for 2007 and 2006, respectively, for providing other services, including acting as portfolio and relationship manager of investment partnerships; and (vi) $0 and $26,988 for 2007 and 2006, respectively, of perquisites or personal benefits.

(d)
$150,000 of this amount vests and is payable on March 31, 2009 as to the 2007 amount and on March 31, 2008 as to the 2006 amount if the individual remains employed by GAMCO at that time. In lieu of interest, the individual will be paid an amount equal to the return on a selected investment partnership managed by GAMCO. See the Nonqualified Deferred Compensation Table herein for more details.

(e)
This individual resigned from GAMCO in January 2008.  $200,000 of the 2007 amount vests and is payable on March 31, 2009 if the individual were to rejoin GAMCO on or before that date.  Otherwise this amount will be forfeited by the individual.  $150,000 of the 2006 amount vests and is payable on March 31, 2008.  In lieu of interest, the individual will be paid an amount equal to the return on a selected investment partnership managed by GAMCO. See the Nonqualified Deferred Compensation Table herein  for more details.

(f)
Represents the amount earned on nonqualified deferred compensation in excess of 120% of the applicable federal long-term rate. See the Nonqualified Deferred Compensation Table on herein for more details.

(g)
Represents incentive-based variable compensation in the amount of $2,807,638 and $3,726,942 for 2007 and 2006, respectively, for attracting and/or providing client service to separate accounts, shareholders of the Gabelli or GAMCO Funds or investors in other products sponsored by GAMCO (“Variable Compensation”) and $1,451,827 and $0 for 2007 and 2006, respectively, allocation of the incentive-based management fee (10% of GAMCO pre-tax profits) allocated by Mr. Gabelli as described in the Compensation and Discussion Analysis section.

(h)	Represents Variable Compensation.

(i)	Mr. Caterina and Ms. LaPointe were named Acting Co-Chief Financial Officers in July 2007.

(j)
$75,000 of this amount vests and is payable on March 31, 2009 if the individual remains employed by GAMCO at that time. In lieu of interest, the individual will be paid an amount equal to the return on a selected investment partnership managed by GAMCO. See the Nonqualified Deferred Compensation Table herein  for more details.

(k)
Mr. Ferrara resigned as the Interim Chief Financial Officer from GAMCO in July 2007 and as a member of the Board of Directors in December 2007. Represents director fee payments of $60,000 and $65,000 for 2007 and 2006, respectively, fee payments of $487,500 and $562,500 for 2007 and 2006, respectively, for his service as Interim Chief Financial Officer and consulting fee payments of $137,500 and $0 for 2007 and 2006, respectively.

(l)
These amounts represent restricted stock awards granted in December 2007. Messrs. Jamieson, McKee, Alpert, and Caterina and Ms. LaPointe were granted 16,000, 6,000, 5,000, 5,000, and 5,000 restricted stock awards, respectively, with an effective grant date, under FAS 123(R) and FSP 123(R)-2, of December 20, 2007 and with a grant date fair value of $63.50 per share, equal to the close of GBL stock on that day.  This column reflects the dollar amount of compensation expense recognized for financial statement reporting purposes for fiscal year ended December 31, 2007 in accordance with FAS 123(R).  See Note F to our 2007 Annual Report on Form 10-K for assumptions used in the valuation of these awards.  Mr. McKee’s award was  subsequently forfeited when he resigned from GAMCO in January 2008.

2007 Grants of Plan-Based Awards Table.  The following table shows each grant made to the executive officers named in the Summary Compensation Table during 2007.

                                    Grants of Plan-Based Awards Table for 2007
			Estimated Future	All Other
		Effective Grant Date for Purposes of	Payouts Under Equity Incentive Plan Awards	Stock Awards: Number of Shares of Stock	Grant Date Fair Value of Restricted
Name	Grant Date (b)	FAS 123(R)	(Target) ($) (a)	Or Units	Stock Award($)
Mario J. Gabelli(a)	--	--	-0-	-0-	-0-
Douglas R. Jamieson	12/7/07	12/20/07	1,016,000	16,000	1,016,000
James E. McKee(c)	12/7/07	12/20/07	381,000	6,000	381,000
Bruce N. Alpert	12/7/07	12/20/07	317,500	5,000	317,500
Kieran Caterina	12/7/07	12/20/07	317,500	5,000	317,500
Diane M. LaPointe	12/7/07	12/20/07	317,500	5,000	317,500
John C. Ferrara(d)	12/7/07	12/20/07	-0-	-0-	-0-

(a)
Mr. Gabelli has never received either options or restricted stock awards from the Company.  He recommends the grant of  stock awards for corporate team members to the Compensation Committee of the Board of Directors.

(b)
The effective grant date, under FAS 123(R) and FSP 123(R)-2, was December 20, 2007 based on the date that the final actions were taken by the Compensation Committee to approve and grant the full 385,400 restricted shares to employees of the Company, of which the above awards to executive officers constituted a portion of the grant recipients of restricted stock awards under the Stock Award and Incentive Plan.  The estimated future payouts related to the above executive officers is the compensation expense which will be recognized over the full vesting period should the executive officer fulfill the vesting requirements and is calculated using the grant date fair value of $63.50 per share, equal to the close of the Company stock on that day.  The legal grant date on the award certificates was December 7, 2007.  The awards each vest and lose their restriction on the recipient’s ability to sell the shares on December 7, 2010 as to 30% and on December 7, 2012 as to the remaining 70% of each award.

(c)	Mr. McKee’s award was forfeited when he resigned from the Company in January 2008.

(d)	Mr. Ferrara received no restricted shares since he was not an employee of the Company at the time of the grant.

Employment Agreements.  None of the named executive officers other than Mr. Gabelli has an employment agreement with the Company.  On February 6, 2008, Mr. Gabelli entered into an amended and restated employment agreement which was approved by the Company’s shareholders on November 30, 2007 and which limits his activities outside of GAMCO. The Amended Agreement amended Mr. Gabelli’s Employment Agreement primarily by (i) eliminating outdated provisions, clarifying certain language and reflecting our name change; (ii) revising the term of the Employment Agreement from an indefinite term to automatically renewed one-year periods in perpetuity following the initial three-year term unless either party gives 90 days written notice prior to the expiration of the annual term following the initial three-year term; (iii) allowing for services to be performed for former subsidiaries that are spun off to shareholders or otherwise cease to be subsidiaries in similar transactions; (iv) allowing new investors in the permitted outside accounts if all of the performance fees, less expenses, generated by assets attributable to such investors are paid to us; (v) allowing for the management fee to be paid directly to Mr. Gabelli or to an entity designated by him; and (vi) adding certain language to ensure that the Amended Agreement is construed to avoid the imposition of any tax pursuant to Section 409A of the Code.

Mr. Gabelli (or his designee under the Amended Agreement) will continue receiving an incentive-based management fee in the amount of 10% of our aggregate pre-tax profits, if any, as computed for financial reporting purposes in accordance with U.S. generally accepted accounting principles (before consideration of this fee) so long as he is an executive of GAMCO and devotes the substantial majority of his working time to our business. This incentive-based management fee is subject to the Compensation Committee’s review at least annually for compliance with its terms.  The Employment Agreement may not be amended without the approval of the Compensation Committee.

Pursuant to the Amended Agreement, Mr. Gabelli receives an incentive-based management fee in the amount of 10% of our aggregate pre-tax profits, if any, as computed for financial reporting purposes in accordance with U.S. generally accepted accounting principles (before consideration of this fee) so long as he is an executive of the Company and devotes the substantial majority of his working time to our business. This incentive-based management fee is subject to the Compensation Committee’s review at least annually for compliance with its terms.  In accordance with the Amended Agreement, Mr. Gabelli chose to allocate $1.5 million of his management fee to certain other employees of the Company in 2007.  Mr. Gabelli received the following incentive-based management fees during the past five years:

	2003	2004	2005	2006	2007
Management Fee ($ in millions)	9.0	11.0	11.4	13.2	13.0

Consistent with GAMCO’s practice since its inception in 1977, Mr. Gabelli will also continue receiving a percentage of revenues or net operating contribution, which are substantially derived from assets under management, as compensation relating to or generated by the following activities: (i) managing or overseeing the management of various investment companies and partnerships, (ii) attracting mutual fund shareholders, (iii) attracting and managing separate accounts, and (iv) otherwise generating revenues for the company. Such payments are made in a manner and at rates as agreed to from time to time by GAMCO, which rates have been and generally will be the same as those received by other professionals at GAMCO performing similar services. With respect to our institutional and high net worth asset management and mutual fund advisory business, we pay out up to 40% of the revenues or net operating contribution to the portfolio managers and marketing staff who introduce, service or generate such business, with payments involving the separate accounts being typically based on revenues and payments involving the mutual funds being typically based on net operating contribution.

Mr. Gabelli has agreed that while he is employed by us he will not provide investment management services outside of GAMCO, except for certain permitted accounts. The Amended Agreement may not be amended without the approval of the Compensation Committee.

Outstanding Equity Awards at Fiscal Year-End Table.  The following table shows information about equity awards outstanding at December 31, 2007 for each of the executive officers named in the Summary Compensation Table.

                                    Outstanding Equity Awards At December 31, 2007
	Number of				Number of	Market
	Securities Underlying				Unvested	Value of
	Unexercised Options at		Option	Option	Restricted	Unvested
	December 31, 2007		Exercise	Expiration	Stock	Restricted
Name	Exercisable (#)	Unexercisable (#)	Price	Date	Awards	Stock Awards ($) (a)
Mario J. Gabelli	-0-	-0-	N/A	N/A	-0-	-0-
Douglas R. Jamieson	20,000	-0-	$29.00	5/13/13	16,000	1,107,200
James E. McKee (b)	5,000	-0-	$31.62	2/20/11	6,000	415,200
Bruce N. Alpert	2,000	-0-	$29.00	5/13/13	5,000	346,000
Kieran Caterina	-0-	-0-	N/A	N/A	5,000	346,000
Diane M. LaPointe	-0-	-0-	N/A	N/A	5,000	346,000
John C. Ferrara (c)	-0-	-0-	N/A	N/A	-0-	-0-

(a)
The Company used $69.20 per share, which was the price of the Company stock at the close of trading on December 31, 2007, to determine the market value of the unvested restricted stock awards in the table.

(b)	Mr. McKee’s Restricted Stock Award was forfeited when he resigned from the Company in January 2008.
(c)	Mr. Ferrara received no restricted shares since he was not an employee of the Company at the time of the grant.

2007 Options Exercises and Restricted Stock Vested Table.  In 2007, there were no stock options exercised by and no restricted stock awards which vested for the executive officers named in the Summary Compensation Table.

2007 Nonqualified Deferred Compensation Table.  The following table shows nonqualified deferred compensation payable to the executive officers named in the Summary Compensation Table.

                                    Nonqualified Deferred Compensation Table

	Executive	Registrant		Aggregate		Aggregate	Aggregate
	Contributions	Contributions		Earnings		Withdrawals /	Balances at
Name	In Last FY ($)	in Last FY ($)		in Last FY ($)		Distributions ($)	December 31, 2007 ($)
Mario J. Gabelli	-0-	-0-		-0-		-0-	-0-
Douglas R. Jamieson	-0-	150,000	(a)	12,410	(b)	(532,074)	307,988
James E. McKee	-0-	200,000	(a)	16,834	(c)	(703,279)	357,988
Bruce N. Alpert	-0-	150,000	(a)	12,410	(b)	(351,639)	307,988
Kieran Caterina	-0-	75,000	(a)	5,677	(d)	(34,241)	169,793
Diane M. LaPointe	-0-	75,000	(a)	533		-0-	85,533
John C. Ferrara	-0-	-0-		-0-		-0-	-0-

(a) This amount is included in the bonus column to the Summary Compensation Table.
(b) Of this amount, $1,680 is included in the change in pension value and nonqualified deferred compensation earnings column of the Summary Compensation Table.
(c) Of this amount, $3,707 is included in the change in pension value and nonqualified deferred compensation earnings column of the Summary Compensation Table.
(d) Of this amount, $198 is included in the change in pension value and nonqualified deferred compensation earnings column of the Summary Compensation Table.

As discussed in the Compensation Discussion and Analysis below, the Company deferred a portion of the annual bonuses paid to Messrs. Jamieson, McKee, Alpert and Caterina and Ms. LaPointe. The mandatory deferrals for 2007 shown in the table above vest on March 31, 2009, and the individual must be employed at the time of payment to receive this compensation. Mr. McKee resigned from the Company in January 2008 and would only be entitled to receive his deferred amount were he to rejoin the Company on or before March 31, 2009.  Otherwise his amount will be forfeited.  These deferrals earn a return equal to the rate of return on one of our investment partnerships after payment of the management fee but before the payment of the performance fee.

Potential Payments upon Termination of Employment or Change- in-Control.  None of the named executives are entitled to any severance payments upon termination of employment with the Company.  Upon a change-in-control of the Company, all restricted stock awards (“RSAs”) held by the executive officers (if still employed by the Company at such time) automatically vest. Assuming that a change-in-control of the Company had occurred on December 31, 2007, and assuming a price per share of $69.20, which was the closing price of GAMCO shares on December 31, 2007, the value of Mr. Jamieson’s RSAs on such date would have been $1,107,200 and the value of the RSAs held on such date by Mr. Caterina, Mr. Alpert and Ms. LaPointe would have been $346,000 for each executive officer.

Compensation Discussion and Analysis

The investment management and securities industries are highly competitive, and experienced professionals have significant career mobility. We believe that the ability to attract, retain and provide appropriate incentives for the highest quality professional personnel is important for maintaining our competitive position in the investment management and securities industries, as well as for providing for the long-term success of GAMCO.

Most of GAMCO’s compensation expense is incentive-based variable compensation that will increase or decrease based on the revenues from our assets under management. Since 1977, we have paid out up to 40% of the revenues or net profits to the marketing staff and portfolio managers who introduce, service or generate our separate account and mutual fund business, with payments involving the separate accounts being typically based on revenues, and payments involving the mutual funds being typically based on net profits. We believe that the variable compensation formulas in place for our marketing staff and portfolio managers provide significant incentives for the growth of our business.

Our administrative, operations, legal and finance personnel generally receive the majority of their compensation in the form of base salaries and annual bonuses. We will often defer a portion of the annual bonuses for one to two years as a retention device or for other reasons. We believe that GAMCO must pay competitive levels of cash compensation. We also believe that appropriate equity incentive programs may motivate and retain our professional personnel but that these programs must always be consistent with stockholder interests.

Executive Officer Compensation

The compensation for our executive officers (other than for Mr. Gabelli, whose compensation is described separately below) is composed of base salary, annual bonus compensation, equity compensation, incentive-based variable compensation and benefits.  Mr. Ferrara was being paid consulting fees of $75,000 per month for his service as Interim Chief Financial Officer until his resignation from that position in July 2007.

•	Base Salary

Mr. Gabelli recommends to the Compensation Committee the amounts of the base salaries for our executive officers, which amounts are subject to the Committee’s review and approval. The maximum base salary for our executive officers is $300,000, as it has been since prior to our initial public offering in 1999. The base salaries for Messrs. Alpert, Jamieson and McKee have been set at $300,000 for 2007, as they were in 2006. The base salaries for Mr. Caterina and Ms. LaPointe were $225,000 and $157,500, respectively, for 2007.  They became named executive officers in July 2007.  Mr. Gabelli receives no base salary.

•	Annual Bonus

Mr. Gabelli recommends to the Compensation Committee the amounts of the annual bonuses for our executive officers, which amounts are subject to the Committee’s review and approval. The factors considered by Mr. Gabelli in making annual bonus recommendations are typically subjective, such as perceptions of experience, performance and responsibilities. The recommendations are not specifically tied to the performance of the firm as a whole or the market value of our stock.

A portion of the annual bonuses for our executive officers is often deferred for between one and two years. The terms of the deferrals are recommended by Mr. Gabelli to the Compensation Committee, which terms are subject to the Committee’s review and approval, and are not at the discretion of the executive officers. The deferrals typically earn a return equal to the return of one of our investment partnerships after payment of the management fee but before payment of any incentive fee. In order to receive a deferred bonus payment, an executive officer must be employed by the Company at the time of payment.

•	Equity Compensation

Our executive compensation program may also include stock option or restricted stock awards, which may provide additional incentives to increase shareholder value and retain qualified individuals. No stock option awards have been granted to any of the executive officers since 2003.  In December 2007, a restricted stock award plan was implemented, and grants were made to each of the executive officers employed by the Company at that time, except Mr. Gabelli, who did not receive any such awards.  Individual restricted stock awards granted to the other executive officers during 2007 were recommended by Mr. Gabelli to the Compensation Committee, which were subject to the Committee’s review and approval. Individual stock option award levels in past years and individual restricted stock award levels in 2007 were based upon a subjective evaluation of each individual’s overall past and expected future contribution. There was no formula used to determine either option awards or restricted stock awards for any individual.

•	Variable Compensation

To the extent that they have the proper regulatory registrations, all of our staff are eligible to receive incentive-based variable compensation for attracting or providing client service to separate accounts, shareholders of the Gabelli or GAMCO Funds or investors in our other products. Mr. Jamieson, who provides client service to a significant number of separate accounts, received the majority of his total 2007 compensation from variable compensation payments.

In the course of fulfilling Mr. Gabelli’s duties, the Company at times brings on certain individuals to aid him. When this occurs, the Company offsets those costs by a reduction in compensation payable to Mr. Gabelli. In 2007, this amounted to $4,569,994. Of this amount, $1,451,827 was allocated to Mr. Jamieson for his service as President.

Because these compensation arrangements involve variable incentive-based fees, the $1.0 million deductibility limit of Section 162(m) is generally not expected to apply to the payments.

Chief Executive Officer Compensation

Mr. Gabelli received no base salary, no bonus, no stock options and no restricted stock awards in 2007, as has been the case for each year since we went public in 1999. All of the compensation paid to Mr. Gabelli in 2007 was incentive-based variable compensation that was paid in accordance with Mr. Gabelli’s Employment Agreement as discussed above.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis appearing above. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis section be included in this proxy statement, which section is also incorporated by reference in GAMCO’s Annual Report on Form 10-K.

COMPENSATION COMMITTEE

Robert S. Prather, Jr. (Chairman)
Richard L. Bready

CERTAIN OWNERSHIP OF OUR STOCK

The following table sets forth, as of March 31, 2008, certain information with respect to all persons known to us who beneficially own more than 5% of the Class A Stock or Class B Stock. The table also sets forth information with respect to stock ownership of the directors, nominees, each of the executive officers named in the Summary Compensation Table, and all directors and executive officers as a group. The number of shares beneficially owned is determined under rules of the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares over which a person has the sole or shared voting or investment power and any shares which the person can acquire within 60 days (e.g., through the exercise of stock options). Except as otherwise indicated, the shareholders listed in the table have sole voting and investment power with respect to the shares set forth in the table.
Name of Beneficial Owner*	Title of Class	Amount and Nature of Beneficial Ownership		Percent of Class (%)
5% or More Shareholders
Baron Capital Group, Inc.	Class A	443,770	(1)	5.7
Cascade Investment, L.L.C	Class A	845,562	(2)	10.8
Frederick J. Mancheski	Class A	1,845,739	(3)	23.7
Royce & Associates, LLC	Class A	605,500	(4)	7.8
Directors and Executive Officers
Mario J. Gabelli	Class B	20,428,639	(5)	99.0
Bruce N. Alpert	Class A	34,390	(6)	**
Kieran Caterina	Class A	5,000	(7)	**
Douglas R. Jamieson	Class A	38,147	(8)	**
	Class B	20,000		**
Diane M. LaPointe	Class A	5,000	(7)	**
James E. McKee	Class A	3,092		**
	Class B	2,470		**
Edwin L. Artzt	Class A	10,000	(9)	**
Raymond C. Avansino, Jr.	Class A	84,000	(10)	1.1
Richard L. Bready	Class A	1,000		**
John C. Ferrara	Class A	-0-		**
John D. Gabelli	Class A	9,934	(11)	**
Eugene R. McGrath	Class A	1,000	(12)	**
Robert S. Prather, Jr.	Class A	10,010	(9)	**
All Directors and Executive Officers as a Group (13 persons)	Class A	206,573		2.6
	Class B	20,451,109		99.1

(*)
The address of each beneficial owner of more than 5% of the Class A Stock or Class B Stock is as follows: Artisan Partners L.P., 875 East Wisconsin Avenue, Suite 800, Milwaukee, WI 53202; Baron Capital Group, Inc., 767 Fifth Avenue, New York, NY 10153; Cascade Investment, LLC, 2365 Carillon Point, Kirkland, WA 98033; Frederick J. Mancheski, 1060 Vegas Valley Drive, Las Vegas, Nevada 89109; Royce & Associates, LLC, 1414 Avenue of the Americas, New York, NY 10019; and Mario J. Gabelli, One Corporate Center, Rye, NY 10580.

(**)	Represents beneficial ownership of less than 1%.

(1)
As reported in an amendment to Schedule 13G, dated February 14, 2008. According to this filing, Baron Capital Group, Inc. and Ronald Baron beneficially own 443,770 shares, BAMCO, Inc. beneficially owns 426,157 shares, and Baron Capital Management, Inc. beneficially owns 17,613 shares and each of the reporting persons has shared voting and shared dispositive power with respect to these shares, except that the reporting persons have no voting power with respect to some of the shares. These reporting persons disclaim beneficial ownership to the extent these shares are held by their investment advisory clients and not directly by the reporting persons.

(2)
As reported in Amendment No. 6 to Schedule 13D that was filed with the Securities and Exchange Commission by Cascade Investment, L.L.C. (“Cascade”) on February 14, 2008, Cascade beneficially owns 754,717 shares of common stock issuable upon conversion of a convertible note purchased by it from GAMCO and 90,845 shares directly. The shares beneficially owned by Cascade Investment, L.L.C. may be deemed to be beneficially owned by William H. Gates III, the sole member of Cascade Investment, L.L.C.

(3)
As reported in Amendment to Schedule 13D as filed with the Securities and Exchange Commission by Mr. Frederick J. Mancheski dated December 31, 2007, Mr. Mancheski beneficially owns 1,845,739 shares of common stock. Pursuant to an Exchange and Standstill Agreement between GAMCO and Mr. Mancheski, dated May 31, 2006, 345,273 of these shares remain subject to a lockup period of two years which begun on September 1, 2006.  On the first day of each month during the lockup period, 86,318 shares are freed from the restriction and may thereafter be sold. Pursuant to the Exchange and Settlement Agreement, Mr. Mancheski also agreed, among other things, (i) not to solicit proxies in opposition to Company management; (ii) not to attempt to exercise any control over management or the Company; (iii) to vote his shares in favor of the nominees and positions advocated by the board of directors; (iv) subject to certain exceptions, not to acquire any additional shares of the Company or seek to acquire the Company; (v) not to become part of a "group" with any other persons; (vi) not to initiate, propose or submit one or more stockholder proposals or induce or attempt to induce any other person to initiate any stockholder proposal; (vii) not to seek to call or to request the call of, a special meeting of the Company's stockholders, or make a request for a list of the Company's stockholders; (viii) not to deposit any Class A Stock or other Voting Securities (as defined in the Exchange and Standstill Agreement) in a voting trust or enter into any other arrangement or agreement with respect to the voting thereof; and (ix) not to commence, encourage, or support any derivative action in the name of the Company or any class action against the Company or any of its officers or directors, each for a period of ten years.

(4)	As reported in an amendment to Schedule 13G, dated January 28, 2007. According to this filing, Royce & Associates LLC has sole voting and sole dispositive power with respect to these shares.

(5)	20,428,500 of these shares are owned by GGCP, Inc. (“GGCP”). Mr. Gabelli disclaims beneficial ownership of the shares owned by GGCP in excess of his ownership interest in GGCP.

(6)
Includes 2,000 shares that may be acquired through the exercise of stock options and includes 5,000 shares which are restricted  as to Mr. Alpert’s ability to dispose of these until December 2010 for 1,500 shares and until December 2012 for 3,500 shares.

(7)	All 5,000 shares are restricted as to the officer’s ability to dispose of these until December 2010 for 1,500 shares and until December 2012 for 3,500 shares.

(8)
Includes 20,000 shares that may be acquired through the exercise of stock options and includes 16,000 shares which are restricted as to Mr. Jamieson’s ability to dispose of these until December 2010 for 4,800 shares and until December 2012 for 11,200 shares.

(9)	Includes 10,000 shares that may be acquired through the exercise of stock options.

(10)	Includes 60,000 shares that are owned by entities for which Mr. Avansino serves as a director or officer. Mr. Avansino disclaims beneficial ownership of 60,000 shares.

(11)	Includes 2,000 shares which are restricted as to Mr. John Gabelli’s ability to dispose of these until December 2010 for 600 shares and until December 2012 for 1,400 shares.

(12)	Mr. McGrath has shared voting and dispositive power with respect to these shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely on a review of filings made under Section 16(a) of the Securities Exchange Act of 1934, we believe that our directors and executive officers and our shareholders who own 10% or more of our Class A Stock or Class B Stock have complied with the requirements of Section 16(a) of the Securities Exchange Act of 1934 to report ownership, and transactions which change ownership, on time.  On March 11, 2008, Mr. Jamieson filed an amended Form 4 regarding his beneficial ownership of the Class A common stock for GAMCO in order to correct an erroneous Form 4 that was filed on December 28, 2007 which did not include the correct total amount of stock he owned as of that date.

CONVERSION AND RECLASSIFICATION OF CLASS B STOCK

At the special meeting of our shareholders held on November 30, 2007, the shareholders of the Company overwhelmingly approved a proposal that GAMCO’s Board of Directors should consider the conversion and reclassification of the Company’s Class B Stock to Class A Stock at a ratio of 1.15 shares of Class A Stock for each share of Class B Stock.  Our Board, after preliminary discussions with representatives of the Board of GGCP, Inc. (the majority owner of the Class B Stock), elected to defer its decision on converting and reclassifying all of the Class B Stock into shares of the Class A Stock until a future date.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

GGCP, Inc. (“GGCP”) owns a majority of our Class B Stock, representing approximately 95% of the combined voting power and 72% of the outstanding shares of our common stock at December 31, 2007.

On May 31, 2006, we entered into an Exchange and Standstill Agreement with Frederick J. Mancheski, a significant shareholder, pursuant to which, among other things, he agreed to exchange his 2,071,635 shares of Class B Stock for an equal number of shares of Class A Stock. Certain shareholders of GGCP, including two of our executive officers and a director, who received shares of Class B Stock in a distribution from GGCP, also agreed to exchange their shares of Class B Stock for an equal number of shares of Class A Stock.  Pursuant to a Registration Rights Agreement that we entered into with Mr. Mancheski, we filed a shelf registration statement that was declared effective by the SEC on September 1, 2006 for the sale by Mr. Mancheski and others, including certain of our officers, employees and a director, of up to 2,486,763 shares of Class A Stock.

Prior to our initial public offering in February 1999, the Company and GGCP entered into a Management Services Agreement, with a one-year term, renewable annually, under which we will provide certain services for GGCP, including furnishing office space and equipment, providing insurance coverage, overseeing the administration of its business and providing personnel to perform certain administrative services. The Management Services Agreement was renewed in May 2007.  For 2007, GGCP is currently negotiating an amount and has indicated it will not extend this Agreement beyond 2007.

For 2007, we incurred charges of $270,787 for incremental costs (but not the fixed costs) relating to our use of an airplane in which GGCP owns a fractional interest.

We lease an approximately 60,000 square foot building located at 401 Theodore Fremd Avenue, Rye, New York as our headquarters (the “Building”) from an entity that is owned by the children of Mr. Mario J. Gabelli (“Mr. Mario Gabelli” or “Chairman”). Under the lease for the Building, which expires on April 30, 2013, we are responsible for all operating expenses, costs of electricity and other utilities and taxes. For 2007, the rent was $855,937, or $14.27 per square foot, and increased to $889,570, or $14.83 per square foot, for the period January 1, 2008 through December 31, 2008.

Through August 2007, we sub-leased approximately 5,069 square feet in the Building to an unaffiliated entity, which paid rent to us at the rate of $28 per square foot plus $3 per square foot for electricity.  We also sub-lease approximately 3,300 square feet in the Building to LICT Corporation, a company for which Mr. Mario Gabelli serves as Chairman, which also pays rent to us at the rate of $28 per square foot plus $3 per square foot for electricity, subject to adjustment for increases in taxes and other operating expenses. The total amount paid in 2007 for rent, and other expenses under this lease were $115,030.  In October 2007, we and LICT Corporation agreed to extend the term of the sub-lease for a minimum of three years until December 2013 on the same terms and conditions with the provision that if the Company were to extend the master lease for the Building, LICT Corporation would extend the term of its lease to be co-terminus with GBL with the same provisions and escalations as GBL.

Our Chairman and Gabelli Securities, Inc. (“Gabelli Securities”), a majority owned subsidiary of the Company, serve as co-general partners of Gabelli Associates Fund, LP. Our Chairman received portfolio manager compensation of $588,079 through an incentive allocation directly from the partnership for 2007.

GAMCO Asset Management Inc., (“GAMCO Asset Management”) a wholly-owned subsidiary of the Company, has entered into agreements to provide advisory and administrative services to MJG Associates, Inc., which is wholly-owned by our Chairman, and to Gabelli Securities with respect to the private investment funds managed by each of them. Pursuant to such agreements, Gabelli Securities and MJG Associates, Inc. paid GAMCO Asset Management $50,000 and $10,000, respectively, (excluding reimbursement of expenses) for 2007. Mr. John Gabelli, one of our directors and the brother of our Chairman, is the sole shareholder of an entity that is the co-general partner of two investment partnerships - Manhattan Partners I, L.P. (“Manhattan I”) and Manhattan Partners II, L.P. (Manhattan II).  Manhattan I and Manhattan II paid GAMCO Asset Management investment advisory fees in the amount of $54,499 for 2007.  In turn, GAMCO Asset Management paid Mr. John Gabelli $16,575, a fee consistent with the payouts of all investment relationship staff of GAMCO Asset Management, for serving as the relationship manager for both Manhattan I and Manhattan II for 2007.  Manhattan I paid management fees in the amount of $16,959 to the general partners of Gemini Global Partners, L.P.  In addition, an entity that Mr. John Gabelli's wife is the sole shareholder of is the co-general partner of S.W.A.N. Partners, LP (“S.W.A.N.”) which is a separately managed account of GAMCO Asset Management.  S.W.A.N. paid GAMCO Asset Management investment advisory fees in the amount of approximately $40,000 for 2007.  In turn, GAMCO Asset Management paid Mr. John Gabelli $4,021, a fee consistent with the payouts of all investment relationship staff of GAMCO Asset Management, for serving as relationship manager for S.W.A.N. for 2007.

As of December 31, 2007, OpNet Partners, LP (“OpNet Partners”), which was started in 2001, distributed its assets to its partners.  The general partner of OpNet Partners is OpNet Ventures LLC ("OpNet Ventures").  A family member of our Chairman, who is not an employee of GBL, is one of the managing members of the OpNet Ventures.  Gabelli Securities, Inc. is a shareholder of OpNet Ventures.  Gabelli Securities, Inc. performs among other things the administration, legal, and accounting services for OpNet Partners.  For these services, Gabelli Securities, Inc. received $40,000 for work performed in 2004 through 2007.  Photonic Research Associates, LLC (“PRA”), an entity of which this family member owns 50%, receives the management fee for managing OpNet Partners. As part of the liquidation of OpNet Partners, PRA received fees of $49,692 in investment management relating to the management of OpNet Partners from 2003 through 2007.

Gabelli Securities International Limited (“GS International”) was formed in 1994 to provide management and investment advisory services to offshore funds and accounts. A family member of our Chairman owns 55% of GS International, and Gabelli Securities owns the remaining 45%. In 1994, Gabelli International Gold Fund Limited (“GIGFL”), an offshore investment company investing primarily in securities of issuers with gold-related activities, was formed, and GS International entered into an agreement to provide management services to GIGFL. Gabelli Securities in turn entered into an agreement with GS International to provide investment advisory services to GIGFL in return for receiving all investment management fees paid by GIGFL. Pursuant to such agreement, Gabelli Securities received investment management fees of $62,184 and incentive fees of $156,211 for 2007. In April 1999, Gabelli Global Partners, Ltd., an offshore investment fund, was incorporated. GS International and Gemini Capital Management, LLC (“Gemini”), an entity owned by a son of our Chairman, were engaged by the fund as investment advisors as of July 1, 1999. The fund paid half of the management fees and incentive fees for 2007 in the amounts of $36,462 and $11,281, respectively, to GS International which amounts it in turn paid to Gabelli Securities for services provided. For 2007, Gemini received half of the management fee and incentive fee paid by the fund in the amounts of $36,462 and $11,281, respectively. In April 1999, Gabelli Securities formed Gabelli Global Partners, L.P., an investment limited partnership for which Gabelli Securities and Gemini are the general partners. In March 2002, Gabelli Global Partners, L.P. changed its name to Gemini Global Partners, L.P. Gemini received half of the management fee paid by the partnership to the general partners in the amount of $86,371 and half of incentive fee earned by the general partners in the amount of $42,929 for 2007. In December 1999, Gabelli European Partners, Ltd., an offshore investment fund, was incorporated. GS International was engaged as an investment advisor by the fund as of January 1, 2000. For services rendered by Gabelli Securities, GS International paid Gabelli Securities all of the management and incentive fees it received for 2007 from the fund in the amount of $11,756 and $55,974, respectively.

Certain directors and executive officers have immediate family members who are employed by us, our subsidiaries, and certain related entities. The base salaries and bonuses of each of these immediate family members are established in accordance with our compensation practices applicable generally to staff members with equivalent qualifications and responsibilities and holding similar positions. None of the directors or executive officers has a material interest in any of these employment relationships of their immediate family members and none of the sons or daughters of our directors mentioned below resides in the same house as the related director. None of the immediate family members mentioned below is an executive officer with us. A daughter of Mr. Avansino (who rejoined our Board as an independent director in January 2008) is employed by one of our subsidiaries in a sales and marketing role and earned in 2007 a base salary of $65,000, a bonus of $25,000, and incentive-based variable compensation based on revenues generated by certain relationships (“Variable Compensation”) of $109,163 plus usual and customary benefits. She also received 1,500 restricted stock awards with an effective grant date, under FAS 123(R) and FSP 123(R)-2, of December 20, 2007 and with a grant date fair value of $63.50 per share, equal to the close of GBL stock on that day.  Compensation expense of $1,905 for this award was recognized by the Company for financial statement reporting purposes for fiscal year ended December 31, 2007 in accordance with FAS 123(R).   A son of Mr. John Gabelli was employed by the Company in a research analyst role and earned in 2007 a salary of $34,000 and a bonus of $3,000.  He also received 1,000 restricted stock awards with an effective grant date, under FAS 123(R) and FSP 123(R)-2, of December 20, 2007 and with a grant date fair value of $63.50 per share, equal to the close of GBL stock on that day.  Compensation expense of $1,270 for this award was recognized by the Company for financial statement reporting purposes for fiscal year ended December 31, 2007 in accordance with FAS 123(R).  A sister-in-law of Mr. Jamieson (our President and Chief Operating Officer) is employed by one of our subsidiaries in a marketing role and earned in 2007 a base salary of $85,000, a bonus of $20,000, and incentive-based variable compensation based on revenues generated by certain relationships (“Variable Compensation”) of $605 plus usual and customary benefits.  She also received 1,000 restricted stock awards with an effective grant date, under FAS 123(R) and FSP 123(R)-2, of December 20, 2007 and with a grant date fair value of $63.50 per share, equal to the close of GBL stock on that day.  Compensation expense of $1,270 for this award was recognized by the Company for financial statement reporting purposes for fiscal year ended December 31, 2007 in accordance with FAS 123(R). A son of our Chairman is employed by one of our subsidiaries as a Vice President-Trading with certain supervisory responsibilities and earned in 2007 a base salary of $250,000 and a bonus of $100,000, $50,000 of which vests in June 2009, plus usual and customary benefits.  He also received 8,000 restricted stock awards with an effective grant date, under FAS 123(R) and FSP 123(R)-2, of December 20, 2007 and with a grant date fair value of $63.50 per share, equal to the close of GBL stock on that day.  Compensation expense of $10,160 for this award was recognized by the Company for financial statement reporting purposes for fiscal year ended December 31, 2007 in accordance with FAS 123(R). Our Chairman’s spouse, who has been employed by a subsidiary of the Company in a sales and marketing role since 1984, has been a director of the subsidiary since 1991 and has been his spouse since 2002, earned in 2007 no base salary and no bonus but did receive usual and customary benefits.  She also received 4,000 restricted stock awards with an effective grant date, under FAS 123(R) and FSP 123(R)-2, of December 20, 2007 and with a grant date fair value of $63.50 per share, equal to the close of GBL stock on that day.  Compensation expense of $5,080 for this award was recognized by the Company for financial statement reporting purposes for fiscal year ended December 31, 2007 in accordance with FAS 123(R).  Another son of the Chairman, previously employed by one of our subsidiaries although not during 2007, received incentive-based variable compensation in 2007 based on revenues generated by certain relationships (“Variable Compensation”) in a prior year which had been deferred. In total, these three family members of our Chairman had Variable Compensation in 2007 in the total amount of $5,707,917.  The spouse of one of our Acting Co-Chief Financial Officers is employed as the Chief Financial Officer and the Interim Chief Executive Officer of LICT Corporation, the Chief Financial Officer and the Interim Chief Executive Officer of CIBL, Inc., and the Chief Financial Officer of Morgan Group Holding, Inc.  Our Chairman is also the Chairman of both LICT Corporation and CIBL, Inc. and the Chairman and Chief Executive Officer of Morgan Group Holding, Inc.

At December 31, 2007, approximately $201 million of our proprietary investment portfolio was managed by our analysts or portfolio managers other than Mr. Mario Gabelli. The individuals managing these accounts receive 20% of the net profits, if any, earned on the accounts; however, some of the analysts are required to meet a hurdle rate of 5% before earning this 20% payout. A son of our Chairman who is employed as Vice President-Trading was given responsibility in August 2006 for managing  a portfolio of up to $50 million of our proprietary capital, which account was originally funded with approximately $40 million during 2006. For 2007, he earned $401,624 for managing this portfolio.

In connection with the regulatory inquiry regarding trading in shares of our mutual funds as described in our 2007 Annual Report on Form 10-K, in 2007 we paid $1,531,401 in legal fees and expenses incurred for current and former employees. Of this amount, we received $1,198,717 in reimbursement from our insurance carrier and expect to recover all or a substantial portion of the remainder of these legal fees and expenses paid in 2007 from our insurance carrier during 2008.  In 2007, we also received $803,050 in insurance reimbursement from our insurance carriers for similar expenses paid in 2006.

As required by our Code of Ethics, our staff members are required to maintain their brokerage accounts at Gabelli & Company unless they receive permission to maintain an outside account. Gabelli & Company offers all of its staff the opportunity to engage in brokerage transactions at discounted rates. Accordingly, many of our staff members, including the executive officers or entities controlled by them, have brokerage accounts at Gabelli & Company and have engaged in securities transactions through it at discounted rates. From time to time, we through our subsidiaries in the ordinary course of business have also provided brokerage or investment advisory services to our directors, the substantial shareholders listed in the table under “Certain Ownership of Our Stock” or entities controlled by such persons for customary fees.

REPORT OF THE AUDIT COMMITTEE

Messrs. Avansino, Bready, McGrath and Prather, each of whom is an independent director, are the members of the Audit Committee. In this report, the term “we” refers to the members of the Audit Committee.

The Board of Directors has adopted a written charter for the Audit Committee. A copy of that charter can be found on our web site at www.gabelli.com. Our job is one of oversight as set forth in our charter. The Company’s management is responsible for preparing its financial statements and for maintaining internal controls. The independent registered public accounting firm is responsible for auditing the financial statements and expressing an opinion as to whether those audited financial statements fairly represent the financial position, results of operations and cash flows of the Company in conformity with U.S. generally accepted accounting principles.

We have reviewed and discussed the Company’s audited 2007 financial statements with management and with Ernst & Young LLP, the Company’s independent registered public accounting firm.

We have discussed with Ernst & Young LLP the matters required by Statement on Auditing Standards No. 61, Communication with Audit Committees.

We have received from Ernst & Young LLP the written statements required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and have discussed with Ernst & Young LLP its independence. Based on the review and discussions referred to above, we have recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Robert S. Prather, Jr. (Chairman)
Raymond C. Avansino, Jr.
Richard L. Bready
Eugene R. McGrath

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Selection of Ernst & Young LLP

 Our Audit Committee selected Ernst & Young LLP to be our independent registered public accounting firm for the year ending December 31, 2008. Ernst & Young LLP has been the Company’s independent registered public accounting firm since its inception in 1998. A representative of this firm will be present at the meeting. The representative will have the opportunity to make a statement and respond to appropriate questions from shareholders.

Ernst & Young LLP Fees For 2007 and 2006

Fees for professional services provided by our independent registered public accounting firm in each of the last two fiscal years, in each of the following categories are:

	2007	2006
Audit Fees	$2,181,718	$1,980,500
Audit-Related Fees	-0-	-0-
Tax Fees	-0-	$12,000
All Other Fees	-0-	$37,000

Audit fees include fees relating to the audit of our annual financial statements and review of financial statements included in our quarterly reports on Form 10-Q. Audit fees also include fees relating to services related to Section 404 of the Sarbanes-Oxley Act which consist of the review of documentation and testing of our procedures and controls, as well as services provided in connection with other statutory and regulatory filings or engagements, including consents related to SEC filings and securities offerings.

Audit-related fees include fees relating to assurance and related services that are reasonably related to the performance of the audit or review of our financial statements.

Tax fees consist of fees relating to the review and preparation of tax returns for the Company and certain of our subsidiaries.

All other fees include fees relating to tax services related to limited partnerships and offshore funds managed by our subsidiaries, and audit services related to a regulatory filing for an acquisition of assets by a mutual fund managed by one of our subsidiaries.

Policies and Procedures for Pre-Approving Audit and Non-Audit Services

The Audit Committee has sole authority to pre-approve all audit and non-audit services provided by the independent registered public accounting firm in accordance with our Audit and Non-Audit Services Pre-Approval Policy and will not engage the independent registered public accounting firm to perform non-audit services prohibited by law or regulation. This authority may be delegated to a member of the Audit Committee. The decisions of any Audit Committee member to whom pre-approval authority is delegated must be presented to the full Audit Committee at its next scheduled meeting. All of the services described under Audit Fees, Tax Fees and All Other Fees for 2007 and 2006 were pre-approved in accordance with this policy.

SHAREHOLDER PROPOSALS FOR THE 2009 ANNUAL MEETING

Qualified shareholders who want to have proposals included in our proxy statement in connection with our 2009 annual meeting pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), must deliver such proposals so that they are received at our principal executive offices at One Corporate Center, Rye, New York 10580 by December 24, 2008, in order to be considered for inclusion in next year’s proxy statement and proxy.  For any shareholder proposal submitted outside Rule 14a-8 of the Exchange Act to be considered timely for purposes of Rule 14a-4(c) under the Exchange Act, the Company must receive notice of such proposal by March 9, 2009.

OTHER MATTERS

We know of no other matters to be presented at the meeting other than the election of directors and the ratification of auditors. If other matters are properly presented at the meeting, the proxies will vote on these matters in accordance with their judgment of the best interests of the Company.

We will provide a free copy of our Annual Report on Form 10-K for the year ended December 31, 2007.  Requests should be in writing and addressed to our Secretary at GAMCO Investors, Inc., One Corporate Center, Rye, NY 10580-1422.

EXHIBIT A

GUIDELINES FOR DIRECTOR INDEPENDENCE

For a director to be deemed “independent,” the Board shall affirmatively determine that the director has no material relationship with GAMCO Investors, Inc. (“GAMCO”) or its affiliates or any member of the senior management of GAMCO or his or her affiliates. This determination shall be disclosed in the proxy statement for each annual meeting of GAMCO’s shareholders. In making this determination, the Board shall apply the following standards:

•
A director who is an employee, or whose immediate family member is an executive officer, of GAMCO may not be deemed independent until three years after the end of such employment relationship. Employment as an interim Chairman or Chief Executive Officer will not disqualify a director from being considered independent following that employment.

•
A director who receives, or whose immediate family member receives, more than $100,000 per year in direct compensation from GAMCO, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), may not be deemed independent until three years after he or she ceases to receive more than $100,000 in compensation. Compensation received by a director for former service as an interim Chairman or Chief Executive Officer and compensation received by an immediate family member for service as a non-executive employee of GAMCO will not be considered in determining independence under this test.

•
A director who is affiliated with or employed by, or whose immediate family member is affiliated with or employed in a professional capacity by, a present or former internal or external auditor of GAMCO may not be deemed independent until three years after the end of the affiliation or the employment or auditing relationship.

•
A director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of GAMCO’s current executive officers serve on that company’s compensation committee may not be deemed independent until three years after the end of such service or the employment relationship.

•
A director who is an executive officer, general partner or employee, or whose immediate family member is an executive officer or general partner, of an entity that makes payments to, or receives payments from, GAMCO for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other entity’s consolidated gross revenues, may not be deemed independent until three years after falling below that threshold.

•
Further to the provision above that applies to goods and services generally, a director who is, or whose immediate family member is, an executive officer, general partner or significant equity holder (i.e., in excess of 10%) of an entity that is a paid provider of professional services to GAMCO, any of its affiliates, any executive officer or any affiliate of an executive officer, if the payments for such services exceed $60,000 (but do not exceed the greater of $1 million or 2% of such other entity’s consolidated gross revenues) within the preceding twelve-month period may not be deemed independent.

•
A director who is, or whose immediate family member is, affiliated with or employed by a tax-exempt entity that receives significant contributions (i.e., more than 2% of the annual contributions received by the entity or more than $200,000 in a single fiscal year, whichever amount is lower) from GAMCO, any of its affiliates, any executive officer or any affiliate of an executive officer within the preceding twelve-month period may not be deemed independent, unless the contribution was approved in advance by the Board of directors.

For purposes of these Guidelines, the terms:

•
“affiliate” means any consolidated subsidiary of GAMCO and any other company or entity that controls, is controlled by or is under common control with GAMCO, as evidenced by the power to elect a majority of the board of directors or comparable governing body of such entity; and

•
“immediate family” means spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers-and sisters-in-law and anyone (other than employees) sharing a person’s home, but excluding any person who is no longer an immediate family member as a result of legal separation or divorce, or death or incapacitation.

The Board shall undertake an annual review of the independence of all non-employee directors. In advance of the meeting at which this review occurs, each non-employee director shall be asked to provide the Board with full information regarding the director’s business and other relationships with GAMCO and its affiliates and with senior management and their affiliates to enable the Board to evaluate the director’s independence.

Directors have an affirmative obligation to inform the Board of any material changes in their circumstances or relationships that may impact their designation by the Board as “independent.” This obligation includes all business relationships between, on the one hand, directors or members of their immediate family, and, on the other hand, GAMCO and its affiliates or members of senior management and their affiliates, whether or not such business relationships are subject to the approval requirement set forth in the following provision.